-------------------------               UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ------------------------------
         FORM 4                                      WASHINGTON, D.C. 20549                                     OMB Approval
-------------------------                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                ------------------------------
[ ] Check this box if no                                                                               OMB Number: 3235-0287
    longer subject to        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Expires:   PENDING
    Section 16. Form 4         Section 17(a) of the Public Utility Holding Company Act of 1935 or      Estimated average burden
    or Form 5 obligations              Section 30(f) of the Investment Company Act of 1940             hours per response.......0.5
    may continue. See                                                                                 ------------------------------
    Instruction 1(b).

    (Print or Type Responses)
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1.  Name and Address of Reporting Person*   2. Issuer Name AND Ticker or Trading Symbol      6. Relationship of Reporting Person(s)
                                                                                                to Issuer
                                               Megadata Corporation (MDTA)                           (Check all applicable)
    Gilbert         G.S.       Beckwith                                                      [X] Director        [X] 10% Owner
    ------------------------------------    -----------------------------------------------  [X] Officer (give   [ ] Other (specify
    (Last)        (First)      (Middle)     3. I.R.S. Identification       4. Statement for               title             below)
                                               Number of Reporting            Month/Year                  below)
                                               Person, if an entity
    Field Point Capital Management Company     (voluntary)                    May, 2002      Chief Executive Officer
                47 Arch Street                                                               --------------------------------------
    ------------------------------------                                   ---------------------------------------------------------
                  (Street)                                                 5. If Amendment,  7. Individual or Joint/Group Filing
                                                                              Date of               (Check Applicable Line)
                                                                              Original       [X] Form filed by One Reporting Person
    Greenwich,      CT           06830                                        (Month/Year)   [ ] Form filed by More than One
    ------------------------------------                                                         Reporting Person
    (City)        (State)        (Zip)

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                       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security      2. Trans-   3. Transaction    4. Securities Acquired (A)  5. Amount of      6. Ownership    7. Nature of
   (Instr. 3)                action      Code (Instr.      or Disposed of (D)          Securities        Form:           Indirect
                             Date        8)                (Instr. 3, 4 and 5)         Beneficially      Direct (D)      Beneficial
                             (Month/                                                   Owned at End      or Indirect     Ownership
                             Day/                                                      of Month          (I)             (Instr. 4)
                             Year)                                                     (Instr. 3         (Instr. 4)
                                                                                       and 4)
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                                         Code     V     Amount  (A) or (D)  Price
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Common Stock               5/27/02       P             311,000       A       $1.25     2,053,515(1)        D
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(1) Includes 156,000 shares held in the Reporting Person's IRA account.

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                    POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM
                     ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
                                                                                                                         Page 1 of 2
                                                                                                                    SEC 1472 (01-02)

FORM 4 (continued)

                          TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title  2. Conver-  3. Trans-  4. Trans- 5. Number of   6. Date       7. Title      8. Price 9. Number  10. Owner-  11. Nature of
   of        sion or     action     action    Derivative     Exer-         and           of       of          ship        Indirect
   Deriv-    Exercise    Date       Code      Securities     cisable       Amount        Deriv-   Deriv-      Form of     Beneficial
   ative     Price of               (Instr.   Acquired (A)   and Expi-     of            ative    ative       Deriv-      Ownership
   Secu-     Deriv-      (Month/    8)        or Disposed    ration        Under-        Secu-    Secu-       ative       (Instr. 4)
   rity      ative       Day/                 of (D)         Date          lying         rity     rities      Secu-
   (Instr.   Security    Year)                (Instr. 3,     (Month/       Securi-       (Instr.  Benefi-     rities
   3)                                         4, and 5)      Day/          ties          5)       cially      Benefi-
                                                             Year)         (Instr.                Owned       cially
                                                                           3 and 4)               at End      Owned
                                                                                                  of          at End
                                                                                                  Month       of
                                                                                                  (Instr.     Month
                                                                                                  4)          (Instr.
                                                                                                              4)
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                                  Code   V    (A)   (D)    Date    Expir- Title Amount
                                                           Exerci- ation        or
                                                           sable   Date         Number
                                                                                of
                                                                                Shares
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Explanation of Responses:



                                                         /s/ G.S. Beckwith Gilbert                               May 30, 2002
                                                     ------------------------------------------          ---------------------------
                                                         ** Signature of Reporting Person                            Date

**    Intentional misstatements or omissions of facts constitute Federal
      Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

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                                                                                                                    SEC 1472 (01-02)